Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 2013, relating to financial statements of FC 8 Spruce Mezzanine, LLC and Subsidiaries as of January 31, 2013 which comprise the consolidated balance sheet as of January 31, 2013, and the related consolidated statements of operations and comprehensive income (loss), members’ equity and cash flow for the year then ended, and the related notes to the financial statements, which appear in Forest City Enterprises, Inc.’s Annual Report on Form 10-K, as amended, for the year ended January 31, 2013.

/s/ Novogradac and Company LLP

Long Beach, California
October 2, 2013